Exhibit 10.2

Execution Version

September 18, 2020

STRICTLY CONFIDENTIAL

Cancer Genetics, Inc.

201 Route 17 North 2nd Floor

Rutherford, New Jersey 07070

Attn: John A. Roberts, President and Chief Executive Officer

Dear Mr. Roberts:

This letter agreement (this “Agreement”) constitutes the agreement between Cancer Genetics, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), that Wainwright shall serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company (“Securities”), including, but not limited to, in connection with a so-called at-the-market (ATM) offering (each, an “Offering”) during the Term (as defined below) of this Agreement. The terms of each Offering and the Securities issued in connection therewith shall be mutually agreed upon by the Company and Wainwright and nothing herein implies that Wainwright would have the power or authority to bind the Company and nothing herein implies that the Company shall have an obligation to issue any Securities. It is understood that Wainwright’s assistance in an Offering will be subject to the satisfactory completion of such investigation and inquiry into the affairs of the Company as Wainwright deems appropriate under the circumstances and to the receipt of all internal approvals of Wainwright in connection with the transaction. The Company expressly acknowledges and agrees that Wainwright’s involvement in an Offering is strictly on a reasonable best efforts basis and that the consummation of an Offering will be subject to, among other things, market conditions. The execution of this Agreement does not constitute a commitment by Wainwright to purchase the Securities and does not ensure a successful Offering of the Securities or the success of Wainwright with respect to securing any other financing on behalf of the Company. Wainwright may retain other brokers, dealers, agents or underwriters on its behalf in connection with an Offering.

A. Compensation; Reimbursement. At the closing of each Offering (each, a “Closing”), the Company shall compensate Wainwright as follows:

1.	Cash Fee. The Company shall pay to Wainwright a cash fee, or as to an underwritten Offering an underwriter discount, equal to 7.0% of the aggregate gross proceeds raised in each Offering (not including the proceeds from any exercise of warrants issued in the Offering (other than pre-funded warrants, if any); provided, however, that the cash fee for an ATM will equal 3.0% of the aggregate gross proceeds raised in each related takedown. Notwithstanding the foregoing, only 3.5% of the cash fee be due with respect to any proceeds raised in an Offering from any of the individuals or entities listed on Exhibit B1 and no cash fee be due with respect to any proceeds raised in an Offering from any of the individuals or entities listed on Exhibit B2.

2.	Warrant Coverage. The Company shall issue to Wainwright or its designees at each Closing, warrants (the “Wainwright Warrants”) to purchase that number of shares of common stock of the Company equal to 6.0% of the aggregate number of shares of Common Stock placed in each Offering (if the Securities include a “greenshoe” or “additional investment” option component, such shares of Common Stock underlying such options if exercised); provided, however, that no warrants will be issued to Wainwright in connection with an ATM Offering. If the Securities included in an Offering are non-convertible, the Wainwright Warrants shall be determined by dividing the gross proceeds raised in such Offering divided by the then market price of the Common Stock. The Wainwright Warrants shall have the same terms as the warrants issued to investors in the applicable Offering, except that such Wainwright Warrants shall have an exercise price equal to 125% of the offering price per share (or unit, if applicable) in the applicable Offering and if such offering price is not available, the market price of the common stock on the date an Offering is commenced. If no warrants are issued to investors in an Offering, the Wainwright Warrants shall be in a customary form reasonably acceptable to Wainwright, have a term of 5 years and an exercise price equal to 110% of the then market price of the Common Stock. Notwithstanding the foregoing, Wainwright shall be entitled to only 3.0% warrant coverage with respect to any proceeds raised in an Offering from any of the individuals or entities listed on Exhibit B1 and on Exhibit B2.

3.	Expense Allowance. Out of the proceeds of each Closing, the Company also agrees to pay Wainwright (a) other than in an ATM, a management fee equal to 1.0% of the gross proceeds raised in such Offering and (b) other than in an ATM, (A) if such Offering is not a public Offering, $25,000 for non-accountable expenses and $50,000 for fees and expenses of legal counsel and other out-of-pocket expenses and (B) if such Offering is a public Offering, $35,000 for non-accountable expenses, and $100,000 for fees and expenses of legal counsel and other out-of-pocket expenses; plus the additional amount payable by the Company pursuant to Paragraph D.4 hereunder and, if applicable, the costs associated with the use of a third-party electronic road show service (such as NetRoadshow); provided, however, that such amount in no way limits or impairs the indemnification and contribution provisions of this Agreement.

Notwithstanding anything to the contrary included in this Paragraph A.3, in connection with an ATM, the Company shall pay Wainwright up to $50,000 for fees and expenses of its legal counsel for and any other future out-of-pocket expenses that will be incurred by Wainwright in connection with the execution, performance and maintenance of the ATM.

4.	Tail Fee. In the event an Offering is not consummated during the Term, Wainwright shall be entitled to compensation under clauses (1) and (2) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other equity or equity-linked financing by the Company (“Tail Financing”) to the extent that such financing or capital (not including the proceeds from any exercise of equity-related securities issued in such Tail Offering other than pre-funded warrants and/or preferred stock to be issued, if applicable for the purpose of beneficial ownership blocker) is provided by investors whom Wainwright had brought over-the-wall or introduced to the Company during the Term, and if such Tail Financing is consummated at any time within the 6-month period following the end of the Term (and excluding financing or capital provided by investors listed on Exhibit A hereto).

5.	Right of First Refusal. If within the 12-month period following consummation of one or more Offerings of at least $10 million (the “ROFR Term”), the Company or any of its subsidiaries decides to raise funds by means of a public offering or a private placement of equity or equity-linked securities using an underwriter or placement agent, Wainwright (or any affiliate designated by Wainwright) shall have the right to act as the sole book-running manager, sole underwriter or the sole placement agent for such financing (it being understood that the Company may consummate such financing directly and without the participation of any underwriter, placement agent, or financial advisor and that eight (8) months following the commencement of the ROFR Term, the Company may retain additional underwriters, placement agents or financial advisors who will be entitled to up to, in the aggregate, 10.0% of the economics of such financing). If Wainwright or one of its affiliates decides to accept any such engagement, the agreement governing such engagement will contain, among other things, provisions for customary fees for transactions of similar size and nature and the provisions of this Agreement, including indemnification, which are appropriate to such a transaction, but which shall not exceed the fees for an Offering under this Agreement. This right of first refusal shall not apply to a strategic transaction with a business engaged in the Company’s industry, the principal purpose of which is not to raise capital, or any merger transaction. In connection with a public offering during the ROFR Term, this right of first refusal also shall not apply if Wainwright offers to accept an engagement on a “best efforts” basis and the Company is able to engage an underwriter willing to act on a “firm commitment” basis. Further, the Company generally shall have no obligations whatsoever under this paragraph related to or arising from an ATM, regardless of the amount raised; except that if the Company, Wainwright and StemoniX agree in writing that funds to be raised pursuant to an ATM can be used to satisfy the “$10 million Private Placement condition” in the Company’s August 2020 merger agreement with StemoniX, and if the aggregate of all such equity raised for such purpose (inclusive of the agreed upon amounts raised through the ATM) equals or exceeds $10 million, then such aggregate equity raise shall be deemed “one or more Offerings of at least $10 million” under this paragraph.

B. Term and Termination of Engagement; Exclusivity. The term of Wainwright’s exclusive engagement will begin on the date hereof and end on the earlier of (i) the consummation of the first Offering and (ii) six (6) months after the date hereof (the “Term”); provided, however, that in no event the Term shall be less than (4) months following the date hereof. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, tail, right of first refusal, indemnification and contribution, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary contained herein, the Company has the right to terminate the Agreement for cause in compliance with FINRA Rule 5110(g)(5)(B)(i). The exercise of such right of termination for cause eliminates the Company’s obligations with respect to the provisions relating to the tail fees or right of first refusal. Notwithstanding anything to the contrary contained in this Agreement, in the event that an Offering pursuant to this Agreement shall not be carried out for any reason whatsoever during the Term, the Company shall be obligated to pay to Wainwright its actual and accountable out-of-pocket expenses related to an Offering (including the fees and disbursements of Wainwright’s legal counsel) up to a maximum amount of $25,000. During Wainwright’s engagement hereunder: (i) the Company will not, and will not permit its representatives to, other than in coordination with Wainwright, contact or solicit institutions, corporations or other entities or individuals as potential purchasers of the Securities but this shall not prohibit the Company from engaging in discussions with respect to potential mergers and acquisitions or any strategic transactions and (ii) the Company will not pursue any equity or equity-linked financing transaction which would be in lieu of an Offering. Furthermore, the Company agrees that during Wainwright’s engagement hereunder, all inquiries from prospective investors (not otherwise carved out in the prior sentence) will be referred to Wainwright and will be deemed to have been contacted by Wainwright in connection with an Offering. Additionally, except as set forth hereunder, the Company represents, warrants and covenants that no brokerage or finder’s fees or commissions are or will be payable by the Company or any subsidiary of the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other third-party with respect to any Offering.

C. Information; Reliance. The Company shall furnish, or cause to be furnished, to Wainwright all information reasonably requested by Wainwright for the purpose of rendering services hereunder and conducting due diligence (all such information being the “Information”). In addition, the Company agrees to make available to Wainwright upon request from time to time the officers, directors, accountants, counsel and other advisors of the Company. The Company recognizes and confirms that Wainwright (a) will use and rely on the Information, including any documents provided to investors in each Offering (the “Offering Documents”) which shall include any Purchase Agreement (as defined below), and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Offering Documents or the Information and such other information; and (c) will not make an appraisal of any of the assets or liabilities of the Company. Upon reasonable request, the Company will meet with Wainwright or its representatives to discuss all information relevant for disclosure in the Offering Documents and will cooperate in any investigation undertaken by Wainwright thereof, including any document included or incorporated by reference therein. At the closing of each Offering, at the request of Wainwright, the Company shall deliver such legal letters, opinions, comfort letters, officers’ and secretary certificates and good standing certificates, all in form and substance satisfactory to Wainwright and its counsel as is customary for such Offering. Wainwright shall be a third-party beneficiary of any representations, warranties, covenants, closing conditions and closing deliverables made by the Company in any Offering Documents, including representations, warranties, covenants, closing conditions and closing deliverables made to any investor in an Offering.

D. Related Agreements. At each Offering, the Company shall enter into the following additional agreements:

1.	Underwritten Offering. If an Offering is an underwritten Offering, the Company and Wainwright shall enter into a customary underwriting agreement in form and substance satisfactory to Wainwright and its counsel.

2.	Best Efforts Offering. If an Offering is on a best efforts basis, the sale of Securities to the investors in the Offering will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such investors in a form reasonably satisfactory to the Company and Wainwright. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

3.	ATM Offering. If an Offering is an ATM Offering, the Company and Wainwright shall enter into a customary at-the-market offering agreement in form and substance satisfactory to Wainwright and its counsel.

4.	Escrow and Settlement. In respect of each Offering, the Company and Wainwright shall enter into an escrow agreement with a third party escrow agent, which may also be Wainwright’s clearing agent, pursuant to which Wainwright’s compensation and expenses shall be paid from the gross proceeds of the Securities sold. If the Offering is settled in whole or in part via delivery versus payment (“DVP”), Wainwright shall arrange for its clearing agent to provide the funds to facilitate such settlement. The Company shall bear the cost of the escrow agent and shall pay Wainwright up to $12,900 of such clearing agent settlement and financing, if any.

5.	FINRA Amendments. Notwithstanding anything herein to the contrary, in the event that Wainwright determines that any of the terms provided for hereunder shall not comply with a FINRA rule, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting agreement) in writing upon the request of Wainwright to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company than are reflected in this Agreement.

E. Confidentiality. In the event of the consummation or public announcement of any Offering, Wainwright shall have the right to disclose its participation in such Offering, including, without limitation, the Offering at its cost of “tombstone” advertisements in financial and other newspapers and journals.

F. Indemnity.

1.	In connection with the Company’s engagement of Wainwright hereunder, the Company hereby agrees to indemnify and hold harmless Wainwright and its affiliates, and the respective controlling persons, directors, officers, members, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), as incurred, (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company’s engagement of Wainwright, or (B) otherwise relate to or arise out of Wainwright’s activities on the Company’s behalf under Wainwright’s engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company’s engagement of Wainwright except for any Claim incurred by the Company as a result of such Indemnified Person’s gross negligence or willful misconduct.

2.	The Company further agrees that it will not, without the prior written consent of Wainwright, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3.	Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4.	The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not Wainwright is the Indemnified Person), the Company and Wainwright shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and Wainwright on the other, in connection with Wainwright’s engagement referred to above, subject to the limitation that in no event shall the amount of Wainwright’s contribution to such Claim exceed the amount of fees actually received by Wainwright from the Company pursuant to Wainwright’s engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and Wainwright on the other, with respect to Wainwright’s engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company pursuant to the applicable Offering (whether or not consummated) for which Wainwright is engaged to render services bears to (b) the fee paid or proposed to be paid to Wainwright in connection with such engagement.

5.	The Company’s indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Person may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

G. Limitation of Engagement to the Company. The Company acknowledges that Wainwright has been retained only by the Company, that Wainwright is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company’s engagement of Wainwright is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against Wainwright or any of its affiliates, or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), employees or agents. Unless otherwise expressly agreed in writing by Wainwright, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of Wainwright, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by Wainwright to the Company in connection with Wainwright’s engagement is intended solely for the benefit and use of the Company’s management and directors in considering a possible Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. Wainwright shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by Wainwright.

H. Limitation of Wainwright’s Liability to the Company. Wainwright and the Company further agree that neither Wainwright nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by Wainwright and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of Wainwright.

I. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. The prevailing party in such litigation shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys’ fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by Wainwright and the Company.

J. Representations, Warranties and Covenants of Placement Agent. Wainwright hereby represents and warrants to the Company that the following representations and warranties are true and correct as of the date of this Agreement:

1.	The Placement Agent is a member in good standing of FINRA and is registered as a broker-dealer under the Exchange Act. The Placement Agent is in compliance with all applicable rules and regulations of the SEC and FINRA, except to the extent that such noncompliance would not have a material adverse effect on the transactions contemplated hereby. None of the Placement Agent or its affiliates, or any person acting on behalf of the foregoing (other than the Company or its affiliates or any person acting on its or their behalf, in respect of which no representation is made) has or will engage in general advertising or general solicitation or has taken nor will it take any action that conflicts with the conditions and requirements of, or that would make unavailable with respect to the Offering, the exemption(s) from registration available pursuant to Rule 506 of Regulation D or Section 4(a)(2) of the Act, or knows of any reason why any such exemption would be otherwise unavailable to it.

2.	Neither Placement Agent nor any Placement Agent Related Persons (as defined below) are subject to any Disqualification Event. Placement Agent has exercised reasonable care to determine whether any Placement Agent Covered Person is subject to a Disqualification Event. The Prospectus will contain a true and complete description of the matters required to be disclosed with respect to Placement Agent and Placement Agent Related Persons pursuant to the disclosure requirements of Rule 506(e) of Regulation D, to the extent applicable. As used herein, “Placement Agent Related Persons” means any predecessor of Placement Agent, any affiliated company, any director, executive officer, other officer of Placement Agent participating in the Offering, any general partner or managing member of Placement Agent, any beneficial owner of 20% or more of Placement Agent’s outstanding voting equity securities, calculated on the basis of voting power, and any “promoter” (as defined in Rule 405 under the Act) connected with Placement Agent in any capacity. Placement Agent agrees to promptly notify the Company in writing of (i) any Disqualification Event relating to any Placement Agent Related Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Placement Agent Related Person.

K. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery, fax or e-mail, if sent to Wainwright, at the address set forth on the first page hereof, e-mail: notices@hcwco.com, Attention: Head of Investment Banking, and if sent to the Company, to the address set forth on the first page hereof, e-mail: Jay.Roberts@cgix.com, Attention: Chief Executive Officer. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine and notices sent by e-mail shall be deemed received as of the date and time they were sent.

L. Conflicts. The Company acknowledges that Wainwright and its affiliates may have and may continue to have investment banking and other relationships with parties other than the Company pursuant to which Wainwright may acquire information of interest to the Company. Wainwright shall have no obligation to disclose such information to the Company or to use such information in connection with any contemplated transaction.

M. Anti-Money Laundering. To help the United States government fight the funding of terrorism and money laundering, the federal laws of the United States require all financial institutions to obtain, verify and record information that identifies each person with whom they do business. This means Wainwright must ask the Company for certain identifying information, including a government-issued identification number (e.g., a U.S. taxpayer identification number) and such other information or documents that Wainwright considers appropriate to verify the Company’s identity, such as certified articles of incorporation, a government-issued business license, a partnership agreement or a trust instrument.

N. Miscellaneous. The Company represents and warrants that it has all requisite power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound. This Agreement shall not be modified or amended except in writing signed by Wainwright and the Company. This Agreement shall be binding upon and inure to the benefit of both Wainwright and the Company and their respective assigns, successors, and legal representatives. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile or electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

Cancer Genetics, Inc.

By:	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

Execution Version

January 27, 2021

STRICTLY CONFIDENTIAL

Cancer Genetics, Inc.

201 Route 17 North 2nd Floor

Rutherford, New Jersey 07070

Attn: John A. Roberts, President and Chief Executive Officer

Dear Mr. Roberts:

Reference is hereby made to that certain engagement letter, dated as of September 18, 2020 (the “Engagement Letter”), by and between Cancer Genetics, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive agent, advisor or underwriter of securities of the Company during the “Term” (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Agreement.

The Company and Wainwright hereby agrees to amend the Engagement Letter in order to extend the definition of the “Term” so that the Term will continue from its original expiration date and end upon the earliest of (i) four (4) months thereafter, and (ii) the closing of the merger contemplated by the Agreement and Plan of Merger and Reorganization dated August 21, 2020, as such agreement may be amended, among the Company, StemoniX, Inc. and CGI Acquisition, Inc., whereby there is a change in control of the Company. The Company shall be free to negotiate and enter into an equity credit line without Wainwright’s participation and without any obligation to Wainwright.

In addition, notwithstanding anything to the contrary, a ROFR Term contemplated by Section A(5) shall only commence upon the consummation of one or more Offerings hereafter of at least $8 million in the aggregate (exclusive of sums raised in an ATM).

In addition, the following parties shall be added to Exhibit B2 – No Cash Fee and Reduced Warrant Coverage:

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Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this agreement and shall not be in any way changed, modified or superseded except as set forth herein.

This agreement may be executed in two or more counterparts and by facsimile or “.pdf” signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

430 Park Avenue | New York, NY 10022 | 212.356.0500 | www.hcwco.com

Member: FINRA/SIPC

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

CANCER GENETICS, INC.

By	/s/ John A. Roberts
Name:	John A. Roberts
Title:	Chief Executive Officer

[Signature agreement]